Exhibit 10.1

EMPLOYEE AGREEMENT

This Agreement, entered into as of July 1, 2010 by and between YOU BLAST GLOBAL, INC., (the “Company”) a Delaware Corporation organized under and by virtue of the laws the State of Delaware, having its principal place of business at 81 Greene Street, 4th Floor, New York, New York 10012, and JEFFREY D. FORSTER (“Employee”) having an address at 400 Alton Road, Apt 1706, Miami Beach, FL 33139.

WHEREAS, the Company desires to continue to employ the Employee, and the Employee desires to continue his employment with the Company; and

WHEREAS, the Company and the Employee wish to set forth the terms and conditions of the Employee's employment with the Company:

NOW, THEREFORE, in consideration of the mutual promises, warranties and covenants set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. Effective as of the commencement date described in Section 2 below, the Company employs the Employee and the Employee accepts employment by the Company upon the terms and conditions hereafter set forth.

2. Term of Employment. The employment of the Employee under this Agreement shall commence as of July 1, 2010 and terminate on June 30, 2012. Thereafter, this Agreement shall be extended automatically for successive terms of One (1) year unless (i) the Company or the Employee shall give written notice of termination to the other party hereto at least thirty (30) days prior to the termination of the initial term of employment hereunder or any renewal term thereof, or (ii) unless earlier terminated as herein provided. The initial term of this Agreement and any renewal term thereof are hereinafter collectively referred to as the "Employment Period."  However, this Agreement shall also be directly contingent on the attainment of investment funding of at least Three Million Two Hundred Fifty Thousand ($3,250,000) achieved directly through the efforts of Employee and or John Thomas Financial and or its agents or affiliates, on or before September 30, 2010.  Should Employee and or John Thomas Financial fail to raise said funding on or before September 30, 2010, this Agreement and Employees employment there under shall immediately be terminated.   This agreement shall also not be considered in full force and effect until approved by the Company’s Board of Directors and until receiving background clearance of Employee from the Company’s auditors.

3. Scope of Duties. During the Employment Period, the Employee shall be employed as the President and Chief Executive Officer (“CEO”) of the Company as well as such other duties and responsibilities commensurate with that position, which may be assigned to him by the Board of Directors of the Company. The Employee shall perform such service in good faith and comply with all rules, regulations and policies established or issued by the Company.

4. Extent of Service. The Employee shall devote his time, attention and energies to the business of the Company, and shall not during the Employment period engage in any other business activity which conflicts with the duties of the Employee hereunder or is contrary to the best interests of the Company.

5. Compensation. In consideration of the services rendered by the Employee hereunder, the Company shall pay the Employee an aggregate base salary of Two Hundred Forty Thousand ($240,000.00) Dollars per annum (the "Base Salary"), payable bi-weekly. In addition to the Base Salary, the Employee shall also be issued a signing bonus of One Million (1,000,000) shares upon the full execution of this agreement by both parties and upon Board Approval and the attainment of investment funding as described in paragraph 2 above.  Additionally, during the first year of this Agreement, Employee shall receive an additional 250,000 shares of the Company’s common stock per quarter which shall vest on the following dates provided that this Agreement is not breached and remains in effect: October 1, 2010; January 1, 2011; April 1, 2011 and July 1, 2011.  Should Employee terminate this Agreement said two million shares, or any portion thereof, shall be returned to Company on prorated basis for time remaining in this term. The Employee shall also be entitled to the following:

In addition to the compensation described above, as further compensation for his efforts and services, Employee shall be issued from the Company an additional One Million (1,000,000) shares upon attaining certain achievements to be determined at a later date.

6. Business Expenses. During the Employment period, the Company shall reimburse the Employee for all reasonable and necessary travel expenses and other disbursements incurred by him for or on behalf of the Company in the performance of his duties hereunder (hereinafter referred to as "Business Expenses") upon presentation by the Employee to the Company of appropriate expense reports.  Additionally, Employee shall receive a monthly housing allowance towards the rent of an apartment in New York City, in the amount of $4500.00. Employee shall also be permitted to participate in all group health, life, hospitalization and disability insurance programs, pension plans, stock option plans and similar benefits that are now or may become available to employees of the Company.  During the period Employee is employed hereunder, Employee shall be entitled to vacations in accordance with the vacation policy of the Company.

7. Death. If the Employee dies during the Employment Period, his employment hereunder shall be deemed to terminate as of the last day of the month during which his death occurs. Upon the death of the Employee, neither the Employee nor his beneficiaries or estate shall have any further rights or claims against the Company, except the right to receive:

A. The unpaid portion of the Base Salary, computed on a pro rata basis to the date of termination;

B. Any earned, but unpaid commissions or other sales incentives;

C. Unused personal and vacation days to which the Employee is entitled in accordance with Company policy;

D. Reimbursement for any unpaid business expenses; and

8. Termination for Cause. Upon furnishing of notice to the Employee, the Company may terminate the employment of the Employee for cause at any time during the Employment period.  For purposes hereof, “cause” shall mean and be limited to: (i) Employee’s breach of any of the representations, warranties or covenants set forth in this agreement;  (ii) Employee’s conviction of any crime or offense involving money or other property of the Company, or its subsidiaries or which constitutes a felony in the jurisdiction involved; , (iii) Employee’s performance of any act or failure to act, for which if he were prosecuted and convicted, would constitute a crime or offense involving money or property of the Company or its subsidiaries, or which would constitute a felony in the jurisdiction involved, or (iv) Employee's failure or refusal to perform his duties required by this Agreement, provided that Employee shall have first received written notice from the Company stating with specificity the nature of such failure and or refusal and affording Employee an opportunity, as soon as practicable, to correct the acts or omissions complained of.  Should Employee's employment be terminated by the Company for cause as herein defined, Employee’s Base Salary and his eligibility for all other benefits provided by the Company shall cease as of his termination date, after which time the Company shall have no other further liability or obligation of any kind to the Employee under this Agreement, except the Employee shall have the right to receive:

A. The unpaid portion of the Base Salary, computed on a pro rata basis to the date of termination;

B. Reimbursement for any unpaid business expenses;

C. Any earned but unpaid commission or other sales incentives;

D. Three months’ severance pay payable in one lump sum within thirty (30) days of termination by Company if Employee is terminated within the first year of this Agreement; Six months’ severance pay, payable by a Three month lump sum within thirty (30) days of termination by Employer and monthly payments over next three months if terminated by Company following June 30, 2011.

E.  Unused personal and vacation days to which the Employee is entitled in accordance with Company policy; and

F. Any post-termination benefits in accordance with the Company welfare and benefit plans.

9. Employee Acknowledgments. Employee recognizes and acknowledges that in the course of Employee's employment it will be necessary for Employee to acquire information which could include, in whole or in part, information concerning the Company's original ideas and creative innovations, sales, sales volume, sales methods, sales proposals, customers and prospective customers, suppliers and prospective suppliers, identity, practices and procedures of key purchasing and other personnel in the employ of customers and prospective customers and suppliers and prospective suppliers, amount or kind of customer's purchases from the Company, research reports, the Company's computer program, system documentation, special hardware, related software development, the Company's manuals, methods, ideas, improvements or other confidential or proprietary information belonging to the Company or relating to the Company's affairs (collectively referred to herein as "Confidential Information") and that such information is the property of the Company).

Employee further agrees that the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company, and it is essential to the protection of the Company's good will and to the maintenance of the Company's competitive position that the Confidential Information be kept secret and the Employee agrees not to disclose the Confidential Information to others or use the Confidential Information to Employee's own advantage or the advantage of others.

Employee further recognizes and acknowledges that it is essential for the proper protection of the business of the Company that Employee be restrained from soliciting or inducing any employee of the Company to leave the employ of the Company, or hiring or attempting to hire any employee of the Company.

10. Non-Disclosure of Confidential Information. Employee shall hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and shall not, without the prior written consent of the Company, misappropriate or disclose or make available to anyone for use outside the Company organization at any time, either during his employment with the Company or subsequent to the termination of his employment with the Company for any reason, including, without limitation, termination by the Company for cause or without cause, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee's duties to the Company.

Employee, its officers, directors, agents, servants or employees shall, during the term of this Agreement and for at least one (1) year thereafter shall not disclose in any manner to any person, firm or corporation, any knowledge or information pertaining to the conduct or details of processes, formulas, machinery, devices, products and components used by either party in carrying on its own business.  Employee shall require each and any of its, representatives and agents to whom such knowledge or information is made available to observe the party's obligations under this Agreement.

Employee parties shall ensure the protection of that data deemed to be, and properly marked "confidential", "private" or "proprietary", such as, sales figures, pricing, client lists, and forecast data as well as business plans and ideas. Employee agrees to protect such proprietary data from dissemination outside its originally intended channels. Employee agrees to proper and timely notification in the event any such breach does occur

Employee further agrees that Employee shall not in any way, directly or indirectly, disparage the Company or any of its executives, board members or employees, or any other PRODUCTS marketed by the Company.

11. Return of Materials. Upon the termination of Employee's employment with the Company for any reason, including without limitation termination by the Company for cause or without cause, Employee shall promptly deliver to the Company all correspondence, manuals, orders, letters, notes, notebooks, reports, programs, proposals and any documents and copies concerning the Company's customers or concerning products or processes used by the Company and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or material containing or constituting Confidential Information.

12. Non-Solicitation of Customers and Suppliers. Employee shall not during his time of employment with the Company, directly or indirectly, solicit the trade of, or do business with, any customer or prospective customer, or supplier or prospective supplier of the Company for any business purpose other than for the benefit of the Company if said solicitation would in any way negatively impact Employer’s business relationship with that entity. Employee further acknowledges that, in consideration of the promises contained in the Agreement and to induce the Company to enter into this Agreement, he shall not for One (1) year following the termination of his employment with the Company, including, without limitation, termination by the Company for cause or without cause, directly or indirectly, solicit the trade of, or do business with, any person or entity whatsoever who or which is or was a customer or supplier of the Company in any of the territory or territories assigned to the Employee during the Employment Period, with respect to products of the same or similar kind as those presently or in the future distributed by the Company.

13. Non-Solicitation of Employees. The Employee shall not during his employment with the Company and for One (1) year following termination of Employee's employment with the Company, including, without limitation, termination by the Company for cause or without cause, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee, current or future, of the Company to leave the Company for any reason whatsoever, or hire any current or future employee of the Company.

14. Advice of Counsel/Restrictive Covenants. The Employee has had the opportunity to consult with independent counsel and understands the nature of and the burdens imposed by the restrictive covenants contained in this Agreement. The Employee represents and acknowledges that such covenants are reasonable, enforceable, and proper in duration, scope and effect. Moreover, Employee represents and warrants that his experience and capabilities are such that the restrictive covenants set forth herein will not prevent him from earning his livelihood and that Employee will be fully able to earn an adequate livelihood for himself and his dependents if any of such provisions should be specifically enforced against Employee.

15. Authorization to Modify Restrictions. The Employee acknowledges that the remedies at law for any breach by Employee of the provisions of the restrictive covenants will be inadequate and that the Company shall be entitled to injunctive relief against the Employee in the event of any such breach, in addition to any other remedy and damage available. The Employee acknowledges that the restrictions contained herein are reasonable, but agrees that if any court of competent jurisdiction shall hold such restrictions unreasonable as to time, geographic area, activities, or otherwise, such restrictions shall be deemed to be reduced to the extent necessary in the opinion of such court to make them reasonable.

16. No Prior Agreements. Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including, without limitation, any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Section 12 hereof. Employee further represents and warrants that his employment with the Company will not require the disclosure or use of any Confidential Information.

17. Covenants of the Essence. The covenants of the Employee set forth herein are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of these covenants.

18. Tolling Period. If it should become desirable or necessary for the Company to seek compliance with the restrictive covenants by judicial proceedings, the period during which the Employee will not engage in the activities prohibited by Sections 12 and 13 hereof shall be extended to the first anniversary of the date of the judicial order requiring such compliance.

19. Arbitration. The parties expressly agree that all disputes or controversies arising out of this Agreement, its performance, or the alleged breach thereof, if not disposed of by agreement, shall be resolved by arbitration in accordance with this section. Either party must demand such arbitration only within Six (6) months after the controversy arises by sending a notice of demand to arbitrate to the American Arbitration Association (the "Association") within then State and City of New York, with a copy thereof to the other party. The dispute shall then be arbitrated by a three-arbitrator panel pursuant to the Commercial Rules of the Association at the Association office in New York, New York. In the disposition of the dispute, the arbitrators shall be governed by the express terms of this Agreement and otherwise by the laws of the State of New York which shall govern the interpretation of the Agreement.  The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator's decision in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the courts of the State of New York for this purpose.  The losing party in such arbitration shall pay all the costs and expenses of such arbitration and all the reasonable attorney's fees and expenses of the other party hereto.

20. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, personally delivered, mailed or telecopied, if to the Employee, to the Employee's residence as contained in Company records, and if to the Company, to its principal place of business set forth in the first paragraph of this Agreement.

21. Assignment. This Agreement is personal in its nature and the Employee shall not, assign or transfer this Agreement or any rights, duties or obligations hereunder.

22. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to any employment of the Employee by the Company and supersedes all prior agreements and understanding with respect to the subject matter hereof, whether written or oral. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

23. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

24. Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided by law and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. No failure or delay in exercising any right or remedy shall operate as a waiver thereof or modify the terms of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Employer:	Employee:

YOU BLAST GLOBAL, INC.

By: /s/ Philmore Anderson IV	By: /s/ Jeffrey D. Forster
Chief Executive Officer	Employee